Exhibit 9

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 21, 2022, but intended to be effective January 1, 2022 (the “Effective Date”), by and between Brookfield REIT OP Special Limited Partner L.P., a Delaware limited partnership (“Transferor”), and BUSI II-C L.P., a Delaware limited partnership (“Transferee”).

RECITALS

WHEREAS, Transferor desires to contribute to Transferee (as further described herein, the “Contribution”) (i) all of its right, title and interest in and to 186,361.61 Class E Units of limited partnership interest in Brookfield REIT Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), to which Transferor became entitled on January 1, 2022 in consideration for its Performance Participation Interest (as such term is defined in the Operating Partnership Agreement, as defined below) with respect to the Operating Partnership’s 2021 taxable year (the “Performance Participation Interest Units”), free and clear of all encumbrances, in exchange for the 1.14% limited partnership capital interest described in the Amended and Restated Limited Partnership Agreement of Transferee, dated March 21, 2022 but effective January 1, 2022 (the “BUSI II-C Partnership Agreement”), and (ii) its incentive allocation interest in the Operating Partnership in exchange for an incentive allocation interest in Transferee, as further described in the BUSI II-C Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Contribution. Effective on the Effective Date, in accordance with Section 9.2(a) of the Second Amended and Restated Limited Partnership Agreement of Brookfield REIT Operating Partnership L.P. dated as of November 2, 2021 (as may be amended and/or restated from time to time, the “Operating Partnership Agreement”), Transferor hereby unconditionally grants, transfers, assigns, delivers and conveys to Transferee all of its rights, title and interests in and to (i) the Performance Participation Interest Units in exchange for the issuance of a 1.14% limited partnership capital interest in Transferee, as such limited partnership interest is further described in the BUSI II-C Partnership Agreement, and (ii) its incentive allocation interest in the Operating Partnership in exchange for an incentive allocation interest in Transferee, as further described in the BUSI II-C Partnership Agreement.

2. Joinder. Transferee, by its execution of this Agreement, accepts and agrees to be subject to and bound by all of the terms and provisions of the Operating Partnership Agreement as a Limited Partner of the Operating Partnership.

3. Tax Matters. The parties intend for the contribution contemplated by Section 1 of this Agreement to be treated in accordance with, and agree to report in a manner consistent with, the following for U.S. federal income tax purposes: Transferor is treated as contributing the Performance Participation Interests Units and incentive allocation interest, together with all of the rights afforded such Units (which are referred to as the “Transferred Performance Participation Interest Units” in the Operating Partnership Agreement) and such incentive allocation interest under the Operating Partnership Agreement, to Transferee in a contribution under Section 721(a) of the Internal Revenue Code of 1986, as amended, in consideration for the 1.14% limited partnership capital interest, and incentive allocation interest, respectively, in Transferee described in the BUSI II-C Partnership Agreement.

4. Further Assurances. At any time and from time to time after the date hereof, at the request and expense of any party, and without further consideration, the other party shall execute and deliver such other instruments of contribution, transfer, conveyance, assignment and confirmation and take such other action as such party may reasonably request as necessary or desirable in order to more effectively accomplish the assignments and assumptions contemplated hereunder.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BROOKFIELD REIT OP SPECIAL LIMITED PARTNER L.P.

By: BUSI II GP-P LLC, its general partner

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Managing Director

BUSI II-C L.P.

By: BUSI II GP-C LLC, its general partner

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Managing Director

[Signature Page to Contribution Agreement]